Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q3 Earnings Conference Call

Operator

Good afternoon and welcome to the Global Net Lease Third Quarter 2021 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good afternoon everyone and thank you for joining us for GNL's Third Quarter 2021 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2020 filed on February 26, 2021 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release and supplement which are posted to our website at www.globalnetlease.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thank you, Louisa, and thanks to everyone for joining us on today’s call. I am pleased to report that GNL had a very strong quarter, steadily making progress on our long-term objectives. Our high-quality mission-critical net lease portfolio is performing as we expect, with occupancy of over 99.1% and nearly 100% rent collection. We are advancing our differentiated international portfolio strategy by continuing to close on accretive acquisitions, increasing portfolio concentration in industrial and distribution assets and successfully extending and expanding leases. We continue to drive growth as year-over-year Cash NOI for the third quarter increased by more than 18% to $87.4 million. Our acquisition pipeline remains robust. Through October 31st, we have closed on over $380 million of acquisitions in 2021 at a weighted-average cap rate of 9.74% and a weighted average remaining lease term of almost 17 years. With the acquisitions we have in our pipeline we are on pace to complete over $450 million of acquisitions for the year. Along with our embedded rent growth, we are well positioned to drive earnings and cash flow growth going forward. We continue to strengthen our balance sheet. Quarter over quarter, annualized Net Debt to Adjusted EBITDA improved to 7.4x from 7.8x and AFFO per share remained consistent at $0.44. Dividends paid to common stockholders were $0.40 per share. Our unique global capabilities, strong balance sheet and best in class portfolio continue to drive GNL's excellent performance.

One of the reasons we remain confident in our strategy is our ability to source and close great acquisitions on attractive terms. I want to take a few moments to provide some additional color on some of the recent transactions we have closed, including the acquisitions of Trafalgar Court, during the third quarter, and Wal-Mart and Pilot Point Steel early in the fourth quarter.

The Trafalgar Court property in Guernsey was acquired at a contract purchase price of $76.5 million based on the exchange rate on the day of closing. When we agreed to acquire this property, with a strong tenant base that is nearly 100% implied investment grade rated, we negotiated an attractive 8.05% going-in cap rate due to a near-term lease expiration for a significant tenant. Prior to closing, we leveraged our strong asset-management platform to secure a 15-year lease extension for the expiring tenant, representing 25% of the building's space, extending the weighted-average remaining lease term for the property to 9.6 years from 5.8 years. We believe this extended lease, as well as preliminary lease extension discussions with the property's other major tenant, give us the opportunity to unlock millions of dollars of value from the property.

We were invited to bid on Trafalgar Court because of our reputation in the UK and across Europe for our ability to come to terms and close on significant industrial and office acquisitions. We have continually demonstrated that our team is unmatched when it comes to developing deal structure, closing on time and leveraging our expertise and relationships in local markets to appropriately finance our acquisitions. Notable recent European acquisitions of Whirlpool, where we acquired a portfolio of properties in the US and Italy, and then continuing through the Johnson Controls and McLaren acquisitions, we have shown sale-leaseback candidates time and again that GNL is the partner of choice.

Early in the fourth quarter, we closed on the acquisition of the Walmart Learning Center in Bentonville, Arkansas which serves as the primary digital and onsite training and development facility for Walmart associates world-wide. The new-construction training center we acquired is part of the company's new headquarters campus. Walmart has built out the learning center with cutting edge audio and visual capabilities. Needless to say, we are very pleased to add Walmart, the number one company on the Fortune 500 list, to our tenant roster and are happy to play a role in their ongoing investments into their digital transformation.

Our forward acquisitions pipeline includes eight industrial properties in the US and the Netherlands for over $70 million. Combined with the acquisitions we have closed year to date, we anticipate total 2021 acquisitions activity to exceed $450 million at a weighted-average cap rate of almost 9% and with over 16 years of lease term remaining. Our team is also evaluating strategic disposition opportunities and searching for additional acquisition targets that meet our stringent investment requirements.

Lease extensions remain a focus for our asset management team. Year to date, we have completed nine lease extensions and one tenant expansion project and executed one new LOI. Leasing activity for the year, assuming the LOI leads to a definitive agreement, totals 1.5 million square feet and $15.7 million of annualized base rent. On average, the lease extensions have added almost five years of lease term and represent 4.0% of GNL's total portfolio. I am very pleased with the stability of our portfolio and the way we have been able to reduce our exposure to potential lease expirations thanks to the mission-critical nature of many of our properties and our strong acquisitions underwriting. The vast majority of our leases don't expire until after the end of 2025.

Our $4.6 billion, 312 property portfolio is nearly fully occupied at 99.1% leased with a weighted average remaining lease term of 8.2 years at the end of the quarter. Geographically, 239 of our properties are in the U.S. and Canada and 73 are in the U.K. and Western Europe, representing 60% and 40% of annualized straight-line rent revenue, respectively. Our portfolio is well-diversified with 134 tenants in 48 industries, with no single industry representing more than 13% of the whole portfolio, based on annual straight-line rent.

We also continue to increase the concentration of industrial properties in our portfolio. At the end of the third quarter, our assets were 52% industrial and distribution, 43% office, and 5% retail, compared to 47% industrial and distribution, 48% office, and 5% retail a year ago. Contributing to our success is our focus on tenant credit, industrial acquisitions and retail dispositions over the last several years. Across the portfolio, over 55% of annual straight-line rent comes from Investment Grade or implied Investment Grade tenants.

GNL is well positioned for a strong full-year 2021 as we close on our pipeline of high-quality acquisitions and continue to see the benefit of the significant acquisitions we've made year to date.

With that, I'll turn the call over to Chris to walk through the financial results in more detail before I follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

For the third quarter 2021 we recorded adjusted EBITDA of $75.2 million, up from $63.6 million in the third quarter of 2020. We also reported a 15.8% increase in revenue to $95.8 million, inclusive of a $2.2 million lease termination fee, up from $82.7 million, with net income attributable to common stockholders of $2.4 million. FFO and AFFO for the third quarter were $44.0 million and $44.3 million, respectively, or $0.43 and $0.44 per share, compared to $0.39 and $0.46 per share in the third quarter of 2020. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release.

On the balance sheet, we ended the quarter with net debt of $2.2 billion at a weighted-average interest rate of 3.4%. Our net debt to adjusted EBITDA ratio was 7.4x at the end of the quarter. The weighted-average debt maturity at the end of the third quarter 2021 was 4.5 years. The components of our debt include $500.0 million in senior notes, $118.7 million on the multi-currency revolving credit facility, $286.3 million on the term loan and $1.5 billion of outstanding gross mortgage debt. This debt was approximately 94% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 3.4x. As of September 30, 2021, liquidity was approximately $280.4 million. The Company distributed $40.3 million in dividends to common shareholders in the quarter, or $0.40 per share.

Our net debt to enterprise value was 53.0% with an enterprise value of $4.2 billion based on the September 30, 2021 closing share price of $16.02 for common shares, $27.00 for Series A preferred shares and $27.90 for Series B preferred shares. With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you, Chris.

I am very pleased with how GNL has continued to grow throughout this year. Broadly we have met and exceeded pre-pandemic performance levels across the company, including our rent collection, Cash NOI and Adjusted EBITDA figures when compared to the first quarter of 2020. More importantly, GNL's reputation as a premiere partner for strategic sale-leaseback transactions among US and European companies has grown exponentially during the same time. We are well-positioned to continue to execute on accretive, creative and exclusive transactions that further enhance our portfolio. I look forward to closing out this year strong and carrying that momentum into 2022.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions]